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                                 EXHIBIT 10.7


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                              BENEFIT RESTORATION PENSION PLAN

                                             OF

                                     AVON PRODUCTS, INC.
















                               Effective as of January 1, 1994































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                                      TABLE OF CONTENTS


                                                               Page


ARTICLE 1
       Definitions                                                1


ARTICLE 2
       Membership
                                                                  2

ARTICLE 3
       Amount and Payment of Benefits
                                                                  3

ARTICLE 4
       General Provisions                                         5

ARTICLE 5
       Amendment or Termination                                   7



































<PAGE 1>



                              BENEFIT RESTORATION PENSION PLAN
                                             OF
                                     AVON PRODUCTS, INC.


                                        Introduction

       This amendment and restatement of the Excess Benefit Pension Plan of Avon Products, Inc., which is hereby renamed the Benefit Restoration Pension Plan of Avon Products, Inc. (the "Plan"), has been adopted by Avon Products, Inc. effective as of January 1, 1994. The Plan is designed to pay supplemental benefits to certain Employees who have qualified or may qualify for benefits under the Retirement Plan, as defined below.

       All benefits payable under this Plan shall be paid out of the general assets of the Company. The Company may establish a trust in order to aid it in providing benefits due under the Plan.


                                          ARTICLE 1
                                         Definitions

       1.1 "Code" shall mean the Internal Revenue Code of 1986, as amended.

       1.2 "Company" shall mean Avon Products, Inc. or any successor by merger, purchase or otherwise, with respect to its employees; or any other affiliated company authorized by the Board of Directors to participate in the Plan.

       1.3 "Compensation Committee" shall mean the Compensation Committee of the Board of Directors of the Company.

       1.4    "Effective Date" shall mean January 1, 1994.

       1.5 "Employee" shall mean an individual who is employed by the Company at any time on or after the Effective Date.

       1.6 "Equivalent Actuarial Value" shall mean a benefit of equivalent value when computed on the basis of the same mortality table and rate or rates of interest and/or empirical tables which are being used to determine the Member's Retirement Allowance under the Retirement Plan.

       1.7 "Member" shall mean any Employee or former Employee who has become a participant in the Plan for so long as his benefits under the Plan have not been fully distributed pursuant to the Plan.

       1.8 "Normal Retirement Date" shall mean the first day of the calendar month next following the Member's attainment of age
65.


<PAGE 2>
       1.9 "Plan" shall mean the Benefit Restoration Pension Plan of Avon Products, Inc., as described herein or as hereafter amended.

       1.10 "Retirement Allowance" shall mean the accrued benefit available under the Retirement Plan, determined without regard to any benefit provided under Section 17 of that Retirement Plan, in the event of a change of control.

       1.11 "Retirement Board" shall mean the administrative board appointed to administer the Retirement Plan.

       1.12 "Retirement Plan" shall mean the Employees' Retirement Plan of Avon Products, Inc. as in effect on the Effective Date and as may thereafter be amended from time to time.

       1.13 "Supplemental Benefit" shall mean the accrued retirement benefit payable under the Plan.

       1.14 "Supplemental Executive Retirement Plan" or "SERP" shall mean the Supplemental Executive Retirement Plan and Supplemental Life Plan of Avon Products, Inc. as in effect on the Effective Date and as may thereafter be amended from time to time.


                                          ARTICLE 2
                                         Membership

       2.1    Eligibility

              (a) Every Employee who is a participant in the Retirement Plan shall become a Member of this Plan on the first day of the calendar month coincident with or next following the date his accrued Retirement Allowance is limited as a result of the application of Code Section 415 or 401(a)(17).

              (b) Each Employee who was a Member on December 31, 1993 shall continue to be a Member as of the Effective Date.

       2.2    Termination of Membership

       A Member's participation in the Plan shall terminate on the later of the date of the Member's death or termination of employment with the Company or the date benefits payable under the Plan have been fully distributed.












<PAGE 3>

                                          ARTICLE 3
                               Amount and Payment of Benefits

       3.1    Amount of Supplemental Benefit

       The annual amount of Supplemental Benefit payable with respect to a Member, expressed as a single life annuity, shall be equal to:

              (a) the amount of the Retirement Allowance that would be payable in the form of a single life annuity if (i) the limitations of Code Section 415 were not applicable, (ii) if the Member has not been a participant in the Supplemental Executive Retirement Plan of Avon Products, Inc, the annual compensation limitations under Code Section 401(a)(17) were equal to $250,000, or, if the Member was a participant under the Supplemental Executive Retirement Plan of Avon Products, Inc., the annual compensation limitations under Code Section 401(a)(17) were not applicable, and (iii) the definition ofcompensation under the Retirement Plan included compensation electively deferred by the Member for the plan year (as deferred compensation plan or program maintained by the Company; less

              (b) the Retirement Allowance that is actually payable to the Member.

       For purposes of this Plan Section 3.1, if any benefit under
Section 3.1(b) is payable in a form other than a single life annuity or at a time other than the time Supplemental Benefits are payable under this Plan, such benefit shall be converted to a single life annuity of Equivalent Actuarial Value effective as of the day Supplemental Benefits would commence under this Plan.

       3.2    Normal and Optional Forms of Payment

              (a) Except as otherwise provided for married Members pursuant to paragraph (b) below, or unless an optional form of Supplemental Benefit has been requested by the Member under paragraph (c) and approved by the Retirement Board, the annual supplemental benefit provided pursuant to Section
       3.1 shall be payable in monthly installments for the life of the Member only, ending with the last monthly payment during the month of the Member's death.

              (b) Unless an optional form of benefit has been requested by the Member under paragraph (c) and has been approved by the Retirement Board, the automatic form of payment of a Supplemental Benefit to a Member who is married at the date the applicable benefit begins shall be a joint and 50% survivor benefit. Such benefit shall be of Equivalent Actuarial Value of a single life annuity payable for the life of the Member and payable during the lifetime of the Member with the provision that after the Member's death an annual Supplemental Benefit shall be paid to the surviving spouse to whom the Member was married at the date the Member's benefits commenced, but only if such person is also married to the Member at the time of the Member's death, equal to one-half the annual Supplemental Benefit payable during the Member's life.
<PAGE 4>

              (c) Any Member may, by written notice received by a member of the Retirement Board at least six months prior to the date that his Supplemental Benefit would commence, request that such benefit be converted into an optional form of benefit of Equivalent Actuarial Value in accordance with any optional form of payment as may be permitted under the Retirement Plan, including a lump sum benefit. Such request shall be subject to approval of the Retirement Board which approval may be evidenced by the written consent of any two members of the Retirement Board. The six month notice requirement may be reduced with the consent of the Retirement Board.

              (d) The optional form of Supplemental Benefit requested and approved under paragraph (c) shall become effective on the first day of the month for which the Member's Supplemental Benefit otherwise would be payable.
       If the Member dies, or the designated beneficiary dies before the first day of the month for which the Member's Supplemental Benefit is payable under a contingent annuitant option, such option shall thereby be revoked.

              (e) A Member's Supplemental Benefit shall commence or be payable on the date payment of his Retirement Allowance commences or is payable.

       3.3    Benefit Payable to the Surviving Spouse of a Member

       If a Member's surviving spouse becomes entitled to a spouse's benefit pursuant to Section 4 of the Retirement Plan and such benefit is reduced by reason of the limitations of Section 415 or 401(a)(17) of the Code, a Supplemental Benefit shall be payable under this Plan to such spouse. The Supplemental Benefit payable to such spouse shall be determined in the manner described in Section 3.1 by substituting the benefits payable to the spouse in lieu of the benefits payable to the Member thereunder.




       3.4    Restoration to Service

       If a Member who retired or otherwise terminated employment with the Company is restored to service, any payment of his Supplemental Benefit shall cease. Upon his subsequent retirement or termination, his Supplemental Benefit shall be recomputed in accordance with the provisions of this Article 3 and shall be reduced by the Equivalent Actuarial Value of the Supplemental Benefit payments he received prior to the resumption of participation in the Plan, if any.







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                                          ARTICLE 4
                                     General Provisions

       4.1    Administration

       The Administration of the Plan, including but not limited to the exclusive and discretionary power to interpret and carry out its provisions, is the responsibility of the Retirement Board, and the provisions of Section 8 of the Retirement Plan are hereby incorporated by reference.

       4.2    Funding

       All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Company, unless the Company establishes, in its sole discretion, a trust the assets of which will be used as a source of payment for some or all benefits due hereunder. In the event a trust is established for some or all the benefits payable hereunder, the trust shall not be considered to fund, within the meaning of ERISA, the benefits under this Plan.

       4.3    No Contract of Employment

       The establishment of the Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any employee and to treat him without regard to the effect which such treatment might have upon him as a Member of the Plan.

       4.4    Facility of Payment

       In the event that the Retirement Board shall find that a Member is unable to care for his affairs because of illness or accident, the Retirement Board may direct that any benefit payment due him under this Plan, unless claim shall have been made therefor by a duly appointed legal representative, be paid to his spouse, a child, a parent or other blood relative, or to a person with whom he resides, and any such payment so made shall be a complete discharge of the liabilities of the Company therefor.

       4.5    Withholding Taxes

       The Company shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.









<PAGE 6>


       4.6    Nonalienation

       Subject to any applicable law, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to do shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagement or torts of the Member.

       4.7    Forfeiture for Cause

       In the event that a Member shall at any time be convicted of a crime involving dishonesty or fraud on the part of such Member in his relationship with the Company, all benefits that would otherwise be payable to him under the Plan shall be forfeited.

       4.8    Claims Procedure

       In the event that a Member or his beneficiary claims that he has improperly been denied an appropriate Supplemental Benefit under this Plan he shall be entitled to the Claim Review
Procedure set forth in the Retirement Plan following any denial of his claims by the Company.

       4.9    Construction

              (a) Except as otherwise provided by applicable law, all rights hereunder shall be governed by and construed in accordance with the laws of the State of New York and, except to the extent otherwise herein provided, consistent with the provisions of the Retirement Plan.

              (b) The masculine pronoun shall mean the feminine wherever appropriate.





                                          ARTICLE 5
                                  Amendment or Termination

       The Compensation Committee reserves the right to modify or amend, in whole or in part, or to terminate this Plan at any time. However, no modification, amendment or termination of the Plan shall adversely affect the right of any Member, his surviving spouse or his beneficiary to receive the benefits accrued under the Plan in respect of such Member as of the date of modification, amendment or termination.







<PAGE 7>






       IN WITNESS WHEREOF, the Company has executed this Plan as of
the       day of March, 1995.


                              AVON PRODUCTS, INC.


                              By:
                                   James E. Preston

                              Title:  Chairman and Chief Executive
                                        Officer


ATTEST:


   Ward M. Miller, Jr.

Title:    Secretary

       [CORPORATE SEAL]